FOR IMMEDIATE RELEASE	Contact:	Rachel Bitner
	Phone:	717-733-4181

ENB Financial Corp Reports Third Quarter 2024 Results

(October 21, 2024) -- Ephrata, PA – ENB Financial Corp (OTCQX: ENBP), the bank holding company for Ephrata National Bank, reports net income for the third quarter of 2024 of $3,336,000, a $277,000, or 7.7% decrease, from the $3,613,000 earned during the third quarter of 2023. Net income for the nine months ended September 30, 2024, was $11,591,000, a $3,740,000, or 47.6% increase, over the $7,851,000 earned for the nine months ended September 30, 2023. Basic and diluted earnings per share for the third quarter of 2024 and 2023 were $0.59 and $0.64, respectively and year-to-date earnings per share were $2.05 in 2024 compared to $1.39 in 2023. The Corporation’s earnings were positively impacted by higher interest and non-interest income through the third quarter of 2024, and negatively impacted by several factors including a provision for credit losses and increased operating expenses, as detailed in the paragraphs that follow.

The Corporation’s net interest income (NII) increased by $812,000, or 6.1%, for the three months ended September 30, 2024, and $717,000, or 1.8%, for the nine months ended September 30, 2024, compared to the same periods in 2023. Interest income on loans increased by $2,752,000, or 17.3%, and $9,359,000, or 21.0%, for the three and nine months ended September 30, 2024, while interest income on securities increased by $96,000, or 2.6%, and decreased by $121,000, or 1.1%, for the same time periods. Interest expense on deposits and borrowings increased by $2,657,000, or 39.8%, and $9,954,000, or 62.2%, for the three and nine months ended September 30, 2024, compared to the same periods in the prior year due to the continued high interest rate environment putting pressure on deposit rates in order to maintain balances and remain competitive.

The Corporation recorded a provision for credit losses of $497,000 in the third quarter of 2024, compared to a release of provision expense of $504,000 for the third quarter of 2023. For the year-to-date period, the Corporation recorded a release of provision expense of $354,000, compared to provision expense of $1,568,000 recorded for the nine months ended September 30, 2023. For the third quarter, the Corporation has seen an uptick in classified loans resulting in additional provision expense. On a year-to-date basis, there was less economic impact in the forward credit outlook due to improving economic indicators resulting in a reduction of provision expense when compared to 2023. The allowance as a percentage of total loans was 1.05% as of September 30, 2024, and 1.22% as of September 30, 2023.

Other income increased by $984,000, or 27.7%, and $4,655,000, or 53.9%, for the three and nine months ended September 30, 2024, compared to the same periods in the prior year. Trust and investment services income increased $131,000, or 19.8% and $482,000, or 22.7%, for the three and nine months ended September 30, 2024. Service fees increased $150,000, or 10.9%, and $927,000, or 27.2%, primarily related to higher fees earned on an off-balance sheet deposit sweep account and increased surcharge income. Commissions increased by $122,000, or 13.3%, and $332,000, or 12.2%, primarily related to higher interchange fees on debit card transactions. The company recorded $211,000 in security gains in the third quarter of 2024, compared to losses of $103,000 in the third quarter of 2023. Losses on security transactions totaled $103,000 for the nine months ended September 30, 2024, compared to $1,769,000 for the nine months ended September 30, 2023, due to the sale of a larger number of investment securities at a loss during the first nine months 2023 to fund higher yielding loan growth. Gains on the sale of mortgages increased by $189,000, or 105.0%, and $885,000, or 174.9%, for the three and nine months ended September 30, 2024, compared to the same periods in 2023, as the stabilization of market rates has allowed the Corporation to originate and sell more 30-year mortgages on the secondary market. Earnings on bank owned life insurance increased by $34,000, or 13.9%, for the third quarter of 2024 compared to the third quarter of 2023. For the nine months ended September 30, 2024, earnings on bank owned life insurance increased by $271,000, or 38.3%, compared to the same periods in 2023 as a result of a death benefit recognized during the second quarter of 2024.

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ENB FINANCIAL CORP

Total operating expenses increased by $1,091,000, or 8.4%, and $2,487,000, or 6.4%, for the three and nine months ended September 30, 2024, compared to the same periods in 2023. Salary and benefit expenses, which make up the largest portion of operating expenses, increased by $1,294,000, or 17.6%, and $2,612,000, or 11.5%, for these time periods, due to the competitive labor market and the cost to hire and retain qualified talent. Other operating expenses outside of salaries and benefits did not change significantly since the prior year.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the third quarter of 2024 decreased to 0.65% and 10.17%, respectively, from 0.75% and 13.68% for the third quarter of 2023. For the nine months ended September 30, 2024, the Corporation’s annualized ROA was 0.77%, compared to 0.56% in 2023, while the ROE was 12.50%, compared to 10.11% in 2023.

As of September 30, 2024, the Corporation had total assets of $2.09 billion, up 9.6%; total loans of $1.41 billion, up 5.6%; total deposits of $1.82 billion, up 9.3%; and total stockholders’ equity of $135.2 million, up 38.6%, from balances at September 30, 2023. The Corporation’s earnings, net of dividends paid, as well as the improved valuation of the investment portfolio positively impacted the level of stockholders’ equity. The changes in unrealized gains and losses on investments impact capital on an ongoing basis and have improved since the devaluation that occurred during the dramatic increase in market interest rates during the last two years.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from thirteen full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

ENB FINANCIAL CORP

SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

(in thousands, except per share and percentage data)

	September 30,		%
Balance Sheet	2024	2023	Change

Securities	$527,652	$447,193	18.0%
Total loans	1,410,511	1,335,597	5.6%
Allowance for credit losses	14,742	16,349	-9.8%
Total assets	2,092,471	1,908,547	9.6%
Deposits	1,815,415	1,660,990	9.3%
Total borrowings	127,498	138,044	-7.6%
Stockholders' equity	135,159	97,502	38.6%

	Three Months Ended		Nine Months Ended
Income Statement	September 30,		September 30,
	2024	2023	2024	2023

Net interest income	$14,170	$13,358	$41,536	$40,819
Provision (release) for credit losses	497	(504)	(354)	1,568
Noninterest income	4,539	3,555	13,286	8,631
Noninterest expense	14,124	13,033	41,086	38,599
Income before taxes	4,088	4,384	14,090	9,283
Provision for income taxes	752	771	2,499	1,432
Net Income	3,336	3,613	11,591	7,851

Per Share Data
Earnings per share	0.59	0.64	2.05	1.39
Dividends per share	0.17	0.17	0.51	0.51

Earnings Ratios
Return on average assets (ROA)	0.65%	0.75%	0.77%	0.56%
Return on average stockholders equity (ROE)	10.17%	13.68%	12.50%	10.11%
Net Interest margin	2.89%	2.90%	2.86%	2.99%
Efficiency ratio	76.0%	75.9%	74.5%	74.6%

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